Exhibit 99.2
May 9, 2013
First Quarter 2013 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s first quarter 2013 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call Thursday, May 9, at 8:30 a.m. ET to discuss first quarter 2013 results and business outlook and strategy, to be followed by questions and answers. Participants may access it by dialing domestically 888.713.4214 or internationally 617.213.4866. The passcode is 68829544. Participants are advised to dial into the call at least ten minutes prior to the call to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, the webcast will be archived on the Company’s website shortly after the call and be available for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on March 18, 2013. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of adjusted EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
We had anticipated a more challenging quarter than the typical first quarter seasonality of our business. While revenue was below our expectations, stronger than expected gross profit and better management of operating expenses led to bottom line results ahead of plan.

We remain encouraged by the continued demand for our energy efficiency solutions as evidenced by an increase in total construction backlog in the first quarter, driven by a 34% year-over-year improvement in awarded projects. We believe that the continued increase in awarded projects indicates that we are gaining market share. This leads us to remain confident about our leadership position within the industry as well as the long-term fundamentals of our business.

We are reaffirming our 2013 guidance. Our continued expectations for 2013 results assume that the first half of 2013 remains challenging from a revenue and profitability perspective with only a small profit in the second quarter. We also assume that our seasoned backlog along with a continued focus on converting awarded projects to signed contracts should start to yield results later in the second quarter, with a more meaningful improvement in the second half of 2013.

In addition, our full year 2013 guidance expectations also include the following assumptions:

•
Modest to strong revenue growth in the Canada and central U.S. region segments as well as the northwest region within the other U.S. regions segment, though we do not expect revenue growth in the northwest region to offset expected declines in the eastern (i.e., northeast and southeast) and southwest regions;

•	A gradual improvement in market conditions;

•	10% year-over-year revenue growth from our all other offerings; and

•	That we maintain operating expenses at the current run rate.

As for ongoing initiatives to fine-tune our offerings and approach mentioned on our last earnings conference call, we have begun to realign our goals to position the company for future growth.

For example, we have included business unit goals for cross-selling a wider range of products and services that emphasize our overall comprehensive solutions. We expect to implement additional initiatives going forward as we continue to focus on behavior that creates shareholder value.

First Quarter Financial Performance
First quarter 2012 net income and net income per diluted share presented in these prepared remarks have been restated as compared to previously reported results. See the section titled Summary Effect of Previously Reported Restatement for First Quarter 2012 below.

Total revenue for the first quarter of 2013 decreased to $110.1 million from $146.6 million, or 25%, for the same period in 2012. First quarter operating income decreased from $3.4 million for 2012 to an operating loss of $2.1 million for 2013. First quarter adjusted EBITDA, a non-GAAP financial measure, decreased from $9.1 million for 2012 to $4.3 million for 2013. First quarter net income decreased from $1.7 million for 2012 to a net loss of $1.9 million for 2013. First quarter 2013 net loss per diluted share was $0.04, compared to net income per diluted share of $0.04 for 2012.

First quarter revenue declined 25% year-over-year. A 38% decrease in energy efficiency was partially offset by a 22% increase in renewable energy revenue.

We had expected a decline in energy efficiency revenue related to the continued effects of lengthening conversion times from awarded projects to signed contracts in all segments. The impact was slightly more than anticipated in the U.S. federal segment.

We experienced strong growth in renewable energy revenue due to increased revenue from small-scale infrastructure and operations & maintenance (O&M) within the all other segment as well as a very strong increase in renewable energy projects for customers within the other U.S. regions segment. The increases were partially offset by a greater than expected decline in integrated-photovoltaic (PV) within the all other segment and a few unexpected delays for renewable energy projects within the southwest region.

The other U.S. regions segment includes the following: the eastern region, the northwest region, the southwest region and renewable energy projects for customers.

Gross margin during the first quarter decreased slightly from 19.9% in 2012 to 19.5% in 2013.

Energy efficiency gross margin for the first quarter decreased slightly from 21.0% in 2012 to 20.6% in 2013. A mix of lower margin projects across several regions, compared to last year, was partially offset by project closeouts within our U.S. federal segment.

Renewable energy gross margin for the quarter increased from 16.5% in 2012 to 17.7% in 2013. The margin improvement was primarily attributable to a renewable energy project closeout.

Operating expenses for the first quarter decreased 9% from $25.8 million in 2012 to $23.6 million in 2013.

Salary and benefit expenses for the first quarter decreased 23% from $14.4 million in 2012 to $11.0 million in 2013. Lower salary and benefit expenses reflect better utilization rates and fine-tuning of the organization during 2012.

Project development costs reflect our efforts to increase proposal activity and finalize awarded projects. Project development costs for the first quarter were flat at $4.3 million in 2013, compared to a year ago.

General, administrative and other (G&A) expenses for the first quarter increased 15% from $7.2 million in 2012 to $8.3 million. Higher G&A expenses reflect acquisition expenses, including amortization of intangible assets, as well as higher professional fees and development costs.

Due to the net loss for the first quarter, we had an income tax benefit as opposed to a provision. However, as we expect our profitability to improve sequentially as we progress through the fiscal year, we expect a full year effective tax rate of approximately 25%.

As for operating cash flow, we used $25.7 million of cash for operations during the first quarter of 2013, compared to $33.2 million of cash provided by operations in the same period of 2012. We do not typically generate positive operating cash flow during the first quarter of a fiscal year due to the seasonality of our business. Cash provided by operations in the first quarter of 2012 was an unusual event related, in part, to receipt of retainage related to the Savannah River project in the amount of $20 million.

We invested $12.9 million in renewable energy project assets that we will own and operate during the first quarter.

Our balance sheet remains strong. Total corporate debt on our balance sheet, not related to renewable energy projects, was $30.0 million as of March 31, 2013. In addition, the Federal ESPC receivable financing liability as of March 31, 2013 was $90.8 million.

Further First Quarter Insights
Revenue from our all other offerings, such as small-scale infrastructure, integrated-PV and O&M/Other, increased 3% year-over-year to $45 million. We continue to expect revenue from our all other offerings to increase by more than 10% in 2013. Please see additional details about each offering below.

Small-scale infrastructure includes small-scale renewable energy plants that we have designed and developed for our own portfolio. Revenue for small-scale infrastructure is included in our all other segment. Revenue from small-scale infrastructure for the first quarter increased approximately 7% year-over-year. The increase was primarily due to a new landfill gas (LFG) to energy plant that went into operation during the third quarter of 2012 as well as the sale of renewable energy certificates (RECs) related to an existing LFG plant during the first quarter of 2013. We are in the process of designing, permitting and constructing five more renewable energy plants, which we expect to begin generating meaningful revenue in late 2013. As a result, we continue to expect small-scale infrastructure revenue to increase by approximately 10% in 2013.

Revenue from integrated-PV is included in our all other segment. Integrated-PV revenue decreased, more than expected, by approximately 8% year-over-year during the first quarter.

However, a sequential improvement of 15%, compared to the fourth quarter of 2012, leads us to believe that market conditions are showing signs of stabilizing. Assuming current trends continue, we expect integrated-PV revenue to increase in the range of 5-10% in 2013.

Revenue from O&M/Other includes O&M revenue from our U.S. federal segment as well as all revenue from our all other segment. O&M/Other revenue increased 8% year-over-year primarily due to federal O&M projects. We continue to expect O&M/Other revenue to increase more than 10% in 2013.

Our pipeline, which includes proposals, awarded projects and newly signed contracts, increased by 17% year-over-year to $2.8 billion at the end of the first quarter of 2013. Our total construction backlog as of March 31, 2013 increased 18% year-over-year to more than $1.5 billion, driven by a 34% increase in awarded projects.

Based upon our assumptions for the remainder of the year mentioned above, we are reaffirming our 2013 guidance as follows:

•	We expect revenue to be in the range of $620 million to $670 million; and

•	We expect net income to be in the range of $18 million to $22 million.

Closing Remarks
In closing, we are very confident about the improving market conditions in a few of our regions as well as continued growth in our all other offerings. These are expected to be the growth drivers for the near-term. We are also very confident about the medium- to long-term pipeline development as shown by the continued increases in awarded projects. Where we are cautiously optimistic near-term is in the select areas where we continue to see softness in awarded project conversion rates. The varying conversion rates at the local level lead us to believe that overall market conditions will improve gradually over time.
We continue to believe, however, that energy efficiency represents a large growth opportunity over the long-term. We are excited about our own growth potential within this market opportunity given our leadership position as well current pipeline development. As a result, we are very optimistic about the long-term fundamentals of our business.

Summary Effect of Previously Reported Restatement for First Quarter 2012
Certain prior period financial information included in these prepared remarks have been revised from amounts previously reported to reflect our previously reported restatement.   See note 2 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013 for further discussion. The table below details the effect of the restatement on first quarter 2012 net income and net income per diluted share presented in these prepared remarks.

	Net Income			Net Income Per Diluted Share
	(unaudited; in thousands, except per share data)
	Reported	Adjustment	Restated	Reported	Adjustment	Restated
First Quarter 2012	$1,505	$230	$1,735	$0.03	$0.01	$0.04

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended March 31,
	2013	2012
Operating (loss) income	$(2,082,497)	$3,424,790
Depreciation and amortization of intangible assets	5,698,018	4,939,247
Stock-based compensation	671,101	781,453
Adjusted EBITDA	$4,286,622	$9,145,490
Adjusted EBITDA margin	3.9%	6.2%
Explanation of Non-GAAP Financial Measures
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.
We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.
We understand that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of our results of operations as reported under GAAP. Some of these limitations are: adjusted EBITDA does not reflect the Company’s cash expenditures or future requirements for capital expenditures or other contractual commitments; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; adjusted EBITDA does not reflect stock-based compensation expense; adjusted EBITDA does not reflect cash requirements for income taxes; adjusted EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business. Please refer to the above reconciliation of adjusted EBITDA to operating income, the most directly comparable GAAP measure.